Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE
September 17, 2013

American Capital Announces Pricing of $350 Million of Senior Notes Due 2018
Bethesda, MD - September 17, 2013 - American Capital, Ltd. (Nasdaq: ACAS) (“American Capital” or the “Company”) announced today the pricing of its private offering of $350 million aggregate principal amount of its 6.500% Senior Notes due September 15, 2018, at an offering price of 100.000% (the “Notes”). The sale of the Notes is expected to close on September 20, 2013, subject to customary closing conditions. American Capital intends to use the net proceeds of this offering for working capital and general corporate purposes, including to make portfolio investments.
American Capital is making the offering pursuant to an exemption under the Securities Act of 1933, as amended (the "Securities Act"). The initial purchasers will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A under the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act.
This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC) and American Capital Mortgage Investment Corp. (Nasdaq: MTGE).

FORWARD LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give our current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company's control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:
Investors - (301) 951-5917